     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998
                                                 REGISTRATION NO. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -------------------------
                        EQUITY CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Delaware                                 75-2521142
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)



                                                                                    W. CARDON GERNER
                                                                       SENIOR VICE PRESIDENT -- CHIEF FINANCIAL OFFICER
                 415 SOUTH FIRST STREET                                        EQUITY CORPORATION INTERNATIONAL
                       SUITE 210                                                   415 SOUTH FIRST STREET
                  LUFKIN, TEXAS 75901                                                   SUITE 210
                     (409) 631-8700                                                 LUFKIN, TEXAS  75901
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING                          (409) 631-8703
AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                         INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          -------------------------

                                    COPY TO:
                            William N. Finnegan, IV
                             Andrews & Kurth L.L.P.
                                4200 Chase Tower
                                   600 Travis
                              Houston, Texas 77002
                                 (713) 220-4200

                          -------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.    [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.    [ ]



                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                         Amount         Proposed Maximum    Proposed Maximum      Amount of
   Title of Each Class of Securities     to be           Offering Price        Aggregate        Registration
          to be Registered            Registered(1)       Per Share(1)      Offering Price(1)       Fee
---------------------------------------------------------------------------------------------------------------
 4 1/2 % Convertible
 Subordinated                       $143,750,000            100%           $143,750,000          $42,407
   Debentures Due 2004   . . .

 Common Stock, par value          5,306,386 shares (3)       --                      --              -- (4)
   $.01 per share (2)  . . . .
===============================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2) Includes preferred share purchase rights associated with the Common Stock. No separate fee is payable in respect of the registration of such preferred share purchase rights.
(3) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4 1/2% Convertible Subordinated Debentures due December 31, 2004 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of such Debentures.
(4) No additional consideration will be received for the Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i).

                               ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL  23, 1998
P R O S P E C T U S

                        EQUITY CORPORATION INTERNATIONAL


                                  $143,750,000
              4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                                      AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
                          -------------------------

     This Prospectus relates to up to $143,750,000 aggregate principal amount 4 1/2% Convertible Subordinated Debentures due December 31, 2004 (the "Debentures") of Equity Corporation International (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $0.01 par value of the Company ("Common Stock"), issuable upon the conversion of the Debentures (the "Conversion Shares"). The Debentures registered hereby were originally issued and sold by the Company (the "Original Offering") pursuant to an Indenture dated February 25, 1998 (the "Indenture") to qualified institutional buyers ("QIBs"), as defined in Rule 144A ("Rule 144A") under the Securities Act, in transactions exempt from the registration requirements of the Securities Act, through Merrill Lynch, Pierce Fenner & Smith Incorporated ("Merrill Lynch"), ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Debentures and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a Registration Rights Agreement dated as of February 25, 1998 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

     The Debentures are convertible at the option of the holder into shares of Common Stock of the Company at any time prior to redemption or maturity, at a conversion rate of $27.09 principal amount of Debentures per share, in denominations of $1,000 or any multiple thereof, subject to adjustment under certain circumstances. The Common Stock is traded on the New York Stock Exchange under the symbol "EQU". On April 22, 1998, the closing sale price of the Common Stock as reported on the New York Stock Exchange was $25.00 per share. Interest on the Debentures is payable semi- annually in arrears on June
30 and December 31 of each year, commencing on June 30, 1998.   The Debentures
will mature on December 31, 2004.

     The Debentures are not redeemable prior to February 26, 2001. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices set forth herein, plus accrued interest. Upon a Change in Control, holders of Debentures have the right, subject to certain conditions and restrictions, to require the Company to purchase all or any part of their Debentures at the principal amount thereof plus accrued and unpaid interest. See "Description of Debentures."

     The Debentures are general unsecured obligations of the Company, are contractually subordinate in right of payment to all existing and future Senior Secured Indebtedness (as hereinafter defined) of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company that is unsecured and rank senior in right of payment to all future subordinated indebtedness of the Company. The Debentures are effectively subordinated to all current and future obligations of subsidiaries of the Company, including trade obligations.

     The Debentures and the Conversion Shares may be offered and sold by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Debentures or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

     Prior to the registration of the Debentures under the Registration Statement, the Debentures have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc. Debentures sold pursuant to this Prospectus are not eligible for trading on the PORTAL system. Prior to this offering there has been no public market for the Debentures.

     THE DEBENTURES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                          -------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
    THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                   THE CONTRARY IS A CRIMINAL OFFENSE.

                          -------------------------

           THE DATE OF THIS PROSPECTUS IS                   , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission:
Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 6061; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is listed on the New York Stock Exchange and, as a result, the Company also files reports, proxy statements and other information with the New York Stock Exchange, and such reports, proxy statements and other information are available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information filed by the Company with the Commission is also available at the web site of the Commission at http://www.sec.gov.

     A registration statement on Form S-3 with respect to the Debentures and Conversion Shares offered hereby (together with all amendments and exhibits, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Debentures and Conversion Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, or portions of documents, previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and
         (ii) The description of the Common Stock and the associated preferred share purchase rights contained in the Company's Registration Statements on Form 8-A, as amended (File No. 0-24728).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Company at 415 South First Street, Suite 210, Lufkin, Texas 75901, Attention: Chief Financial Officer (telephone: (409) 631-8700).

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus. Unless the context requires otherwise, references to "ECI" or the "Company" in this Prospectus include Equity Corporation International and its subsidiaries and their respective predecessors.

                                  THE COMPANY

     The Company is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan and select suburban areas. As of December 31, 1997, the Company operated 259 funeral homes and 76 cemeteries in 33 states and one Canadian province. For the year ended December 31, 1997, the Company generated net revenues of $135.1 million.

     The Company commenced operations in May 1990 through the acquisition of 71 funeral homes and 3 cemeteries from Service Corporation International ("SCI"). In 1994, the Company initiated an aggressive acquisition program which resulted in the acquisition of 102 funeral homes and 61 cemeteries for purchase prices totaling approximately $144.6 million during the three year period ended December 31, 1996. During the year ended December 31, 1997, the Company acquired 84 funeral homes and 12 cemeteries for approximately $156.1 million.

     The Company's funeral homes perform all of the services related to funerals, provide funeral facilities and vehicles and sell related merchandise. The Company's funeral homes are primarily located in communities with populations ranging from 10,000 to 250,000 residents. The company's cemeteries perform all of the services related to interment and sell cemetery interment rights and services, mausoleum spaces and related merchandise. The Company's cemeteries are primarily located in communities with populations ranging from 75,000 to 500,000 residents. In order to improve the efficiency and profitability of its operations, the Company's funeral homes and cemeteries are generally operated in "clusters" or groups within a given geographic area. The clustering of funeral homes and the clustering of cemeteries provide opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement revenue enhancing cross-marketing programs.

     ECI believes it is differentiated from the other large, national deathcare companies by its focus on the consolidation of funeral homes and cemeteries in non-metropolitan areas of the United States. The Company has focused on non-metropolitan areas in order to take advantage of the unique opportunities offered by such areas as compared to metropolitan areas, including (i) the opportunity to establish and maintain higher market shares as a result of the smaller number of deathcare providers typically found in a non-metropolitan area, (ii) the relatively lower level of competition for acquisitions in such areas and (iii) the stronger preference in such areas for traditional funeral serves and burials. ECI has also begun to acquire funeral homes and cemeteries in select suburban areas which possess characteristics similar to the Company's traditional non-metropolitan markets.

     The Company's principal executive office is located at 415 South First Street, Suite 210, Lufkin, Texas 75901, and its telephone number is (409) 631-8700.

                                  THE OFFERING

Securities Offered Hereby . . . .       $143,750,000 principal amount of 4 1/2%
                                        Convertible Subordinated Debentures due
                                        2004 (the "Debentures") issued under an
                                        Indenture dated as of February 25, 1998
                                        (the "Indenture") between the Company
                                        and Bankers Trust Company, as trustee
                                        (the "Trustee") and the shares of
                                        Common Stock issuable upon the
                                        conversion of the Debentures.

Interest Payment Dates  . . . . .       June 30 and December 31, commencing
                                        June 30, 1998.

Maturity  . . . . . . . . . . . .       December 31, 2004.

Conversion Rights . . . . . . . .       The Debentures are convertible into
                                        shares of Common Stock at any time
                                        prior to maturity or redemption at a
                                        conversion price of $27.09 per share,
                                        subject to adjustment under certain
                                        conditions.

Optional Redemption by the
       Company  . . . . . . . . .       The Debentures are not redeemable prior
                                        to February 26, 2001. Thereafter, the
                                        Debentures will be redeemable at any
                                        time and from time to time at the
                                        option of the Company, in whole or in
                                        part, at the redemption prices set
                                        forth herein, plus accrued interest.

Change in Control . . . . . . . .       Upon a Change in Control, holders of
                                        the Debentures will have the right,
                                        subject to certain restrictions and
                                        conditions, to require the Company to
                                        purchase all or any part of their
                                        Debentures at the principal amount
                                        thereof, plus accrued interest. If a
                                        Change in Control were to occur, there
                                        can be no assurance that the Company
                                        would have sufficient funds to pay the
                                        repurchase price for all Debentures
                                        tendered by the holders thereof or that
                                        the Company would be permitted under
                                        the terms of its Senior Secured
                                        Indebtedness or other future
                                        indebtedness ranking pari passu in
                                        right of payment with the Debentures to
                                        repurchase the Debentures tendered.

Subordination . . . . . . . . . .       The Debentures are general unsecured
                                        obligations of the Company, are
                                        contractually subordinate in right of
                                        payment to all existing and future
                                        Senior Secured Indebtedness of the
                                        Company, rank pari passu in right of
                                        payment with all existing and future
                                        senior indebtedness of the Company that
                                        is unsecured and rank senior in right
                                        of payment to all future subordinated
                                        indebtedness of the Company.  The
                                        Debentures are effectively subordinated
                                        to all current and future obligations
                                        of subsidiaries of the Company,
                                        including trade obligations.  As of
                                        December 31, 1997, on a pro forma basis
                                        after giving effect to the Original
                                        Offering and the application of the
                                        estimated net proceeds therefrom, the
                                        Company would have had $17.6 million of
                                        Senior Secured Indebtedness outstanding
                                        (excluding accrued interest thereon)
                                        that would have been senior in right of
                                        payment to the Debentures and $1.0
                                        million of indebtedness outstanding
                                        (excluding accrued interest thereon and
                                        excluding guarantees) that would have
                                        been pari passu in right of payment
                                        with the Debentures and the Company's
                                        subsidiaries would have had
                                        approximately $14.4 million of
                                        indebtedness outstanding (excluding
                                        accrued interest thereon) that would
                                        have been effectively senior to the
                                        Debentures.  The Indenture governing
                                        the Debentures does not restrict the
                                        incurrence of Senior Secured
                                        Indebtedness or other indebtedness by
                                        the Company or its subsidiaries. See
                                        "Capitalization," "Risk Factors --
                                        Subordination; No Limitation on Senior
                                        Secured Indebtedness" and "Risk Factors
                                        -- Holding Company Structure."

Use of Proceeds . . . . . . .           The Company will not receive any of
                                        the proceeds from the sale of the
                                        Debentures by the Selling
                                        Securityholders or the shares of Common
                                        Stock issuable upon conversion of the
                                        Debentures.

Registration Rights . . . . .           If the Company fails to comply with
                                        certain of its obligations under the
                                        Registration Rights Agreement, the
                                        Company has agreed to make additional
                                        payments of predetermined liquidated
                                        damages to the holders of the
                                        Debentures and the holders of the
                                        Common Stock issued upon conversion of
                                        the Debentures. See "Description of
                                        Debentures -- Registration Rights."

                                  RISK FACTORS

         In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors before purchasing the securities offered hereby.

COMPETITION FOR ACQUISITIONS

         To date, the Company has expanded its operations principally through the acquisition of established funeral homes and cemeteries. Acquisitions of premier funeral homes and cemeteries with demographic profiles that the Company believes are favorable will continue to be a key component of the Company's business strategy. Competition in the acquisition market is intense, and prices paid for funeral homes and cemeteries have increased substantially in recent years. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms. The failure of the Company to continue to complete acquisitions at reasonable prices or terms could have a material adverse effect on the Company's results of operations.

TREND TOWARD CREMATION

         There is an increasing trend in the United States toward cremation as an alternative to traditional burial. According to industry studies, it is estimated that cremations will represent approximately 25% of all dispositions of human remains in the United States by the year 2000, as compared with approximately 21% in 1996 and 10% in 1980. Cremation is increasingly marketed as part of a complete deathcare package that includes a funeral service and traditional memorialization. While cremations have historically generated gross profit percentages similar to those for traditional funeral services, cremations generally result in lower average revenue and gross profit dollars when compared to traditional funeral services. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its existing senior management. The loss of key members of the Company's senior management could adversely affect the Company's results of operations. The Company has entered into employment agreements with its principal executive officers. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and cemetery management personnel.

REGULATION

         The Company's operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of the Company's business. The impact of such laws, ordinances and regulations varies depending on the location of the Company's funeral homes and cemeteries. Among the regulations applicable to the Company are those requiring the establishment and maintenance of trust accounts for the deposit of certain funds obtained from the purchasers of preneed funeral contracts and preneed cemetery merchandise and trust accounts for the perpetual care of cemetery properties. From time to time, federal and state regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. If adopted, such legislation or regulations could have a material adverse effect on the Company's results of operations.

         Approximately 33% and 41% of the Company's funeral home net revenues (approximately 21% and 26% of the Company's total net revenues) for the years ended December 31, 1997 and 1996, respectively, were attributable to funeral home operations in Texas. Any material adverse change in the regulatory requirements applicable to Texas funeral home operations could have a material adverse effect on the Company's results of operations.

REQUIREMENT TO REPURCHASE DEBENTURES UPON CHANGE IN CONTROL

         In the event of a Change in Control (as defined in the Indenture) each Holder will have the option, subject to the terms of the Indenture, to require the Company to purchase all or any part of any Debenture for a purchase price equal to 100% of the outstanding principal amount thereof, plus accrued but unpaid interest. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to repurchase all Debentures tendered by the Holders thereof. In addition, the Company's revolving credit facility with banks (the "Credit Facility"), which constitutes Senior Secured Indebtedness, provides that a change in control (as described therein) will constitute an event of default thereunder, the occurrence of which would cause any repurchase of the Debentures, absent a waiver, to be blocked by the subordination provisions of the Debentures. Even if such event of default did not occur or was waived, the exercise by any Holder of Debentures of the right to require the Company to repurchase Debentures as a result of the occurrence of a Change in Control could create an event of default under other Senior Secured Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, also be blocked by the subordination provisions of the Debentures. See "Description of Debentures -- Subordination of Debentures." Further, the terms of future Senior Secured Indebtedness of the Company or other future indebtedness ranking pari passu in right of payment with the Debentures could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Debentures when required will result in an Event of Default (as defined in the Indenture relating to the Debentures), whether or not such repurchase is permitted by the subordination provisions thereof. See "Description of Debentures -- Purchase of Debentures at the Option of Holders Upon a Change in Control" for a summary of these provisions.

SUBORDINATION; NO LIMITATION ON SENIOR INDEBTEDNESS

         The Debentures are general unsecured obligations of the Company, are contractually subordinate in right of payment to all existing and future Senior Secured Indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company that is unsecured and rank senior in right of payment to all future subordinated indebtedness of the Company. The Debentures are effectively subordinated to all current and future obligations of subsidiaries of the Company, including trade obligations. As of December 31, 1997, on a pro forma basis after giving effect to the Original Offering and the application of the estimated net proceeds therefrom, the Company would have had $17.6 million of Senior Secured Indebtedness outstanding (excluding accrued interest thereon) that would have been senior in right of payment to the Debentures and $1.0 million of indebtedness outstanding (excluding accrued interest thereon and excluding guarantees) that would have been pari passu in right of payment with the Debentures and the Company's subsidiaries would have had approximately $14.4 million of indebtedness outstanding (excluding accrued interest thereon) that would have been effectively senior to the Debentures. See "Capitalization" and "Description of Debentures -- Subordination."

         The Indenture does not restrict the incurrence of Senior Secured Indebtedness or the incurrence of other indebtedness by the Company or its subsidiaries. The incurrence of Senior Secured Indebtedness or other indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Debentures. All indebtedness incurred from time to time under the Credit Facility will be Senior Secured Indebtedness of the Company. In the event of any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon acceleration of the Debentures due to an Event of Default, the assets of the Company's subsidiaries with respect to any indebtedness of such subsidiaries and the assets of the Company pledged as security on any outstanding Senior Secured Indebtedness will be available to pay obligations on the Debentures only after all such indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures.

HOLDING COMPANY STRUCTURE

         ECI, as a holding company whose principal assets are the shares of capital stock of its subsidiaries, does not generate any operating revenues of its own. Consequently, it depends on dividends, advances and payments from its subsidiaries to fund its activities and meet its cash needs, including its debt service requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make funds available therefor. Their ability to pay dividends or make other payments or advances to ECI will depend on their operating results and will be subject to various business considerations and to applicable state laws. In addition, Holders of the Debentures are effectively subordinated to the claims of creditors of ECI's subsidiaries to the extent of the assets of those subsidiaries. If any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of ECI occurs, creditors of that subsidiary generally will have the right to be paid in full before any distribution is made to ECI or the holders of the Debentures. See "Description of Debentures."

ANTI-TAKEOVER PROVISIONS

         The Company's Amended and Restated Certificate of Incorporation ("Charter") and Amended and Restated Bylaws ("Bylaws") contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority or class voting to effect certain amendments to the Charter and Bylaws, limiting the persons who may call special stockholders' meetings, limiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. In addition, the Company's Board of Directors has adopted a preferred share rights plan. The rights plan, as well as certain provisions of Delaware law, may also have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal.

         The Change in Control purchase feature of the Debentures, described in "Description of Debentures-- Purchase of Debentures at the Option of Holders Upon a Change in Control," may in certain circumstances discourage a change in control of the Company or acquisition proposals with respect to the Company.

LIMITED PUBLIC MARKET FOR THE DEBENTURES

         The Company does not intend to list the Debentures on any national securities exchange or to seek admission thereof to trading in the Nasdaq system. The Initial Purchasers may make a market in the Debentures and the underlying Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market- making activities at any time without notice. In addition, such market-making activities are subject to the limits imposed by the Securities Act and the Exchange Act. Although prior to the registration of the Debentures under the Registration Statement the Debentures were designated for trading through The PORTAL Market, the Debentures sold hereunder will no longer be eligible for trading through The PORTAL Market, and no assurance can be given that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Debentures may experience difficulty in reselling, or an inability to sell, the Debentures. If a market for the Debentures develops, any such market may be discontinued at any time. If a public trading market develops for the Debentures, future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Debentures may trade at a discount from the principal amount.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

         This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. All statements contained or incorporated by reference herein other than statements of historical fact are forward-looking statements. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of funeral home and cemetery acquisitions, the ability of the Company to successfully implement its revenue enhancement and cost containment programs at acquired funeral homes and cemeteries, the Company's ability to retain key management personnel and to continue to attract and retain skilled funeral home and cemetery management personnel, state and federal regulations, changes in the death rate or acceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------
                                                          1993        1994      1995      1996      1997
                                                          ----        ----      ----      ----      ----
 Ratio of earnings to fixed charges  . . . . . . . . .    4.14x       2.80x     4.73x     6.57x     4.32x

For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary item and fixed charges. Fixed charges includes interest expense and a percentage of rents which management deems representative of an interest factor.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Debentures or the Common Stock issuable upon conversion thereof by the Selling Securityholders.

                           DESCRIPTION OF DEBENTURES

         The Debentures were initially issued pursuant to an indenture dated as of February 25, 1998 (the "Indenture") between the Company, as issuer, and Bankers Trust Company, as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those provisions required by, or made a part of the Indenture by reference to, the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The Debentures are subject to all such terms, and prospective investors are referred to the Indenture for a statement thereof. A copy of the form of Indenture is available from the Company upon request.

         The following summary of the Debentures is qualified in its entirety by express reference to the Debentures and the Indenture, which are incorporated by reference as a part of such summary. Capitalized terms not defined herein have the meanings ascribed to such terms in the Indenture. References in this section to the "Company" are solely to Equity Corporation International, a Delaware corporation, and not its subsidiaries.

GENERAL

         The Debentures are general unsecured obligations of the Company, are limited to an aggregate principal amount of $143,750,000 and will mature on December 31, 2004. The Debentures are contractually subordinate in right of payment to all existing and future Senior Secured Indebtedness of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company that is unsecured and rank senior in right of payment to all future subordinated indebtedness of the Company. The Debentures are effectively subordinated to all current and future obligations of subsidiaries of the Company, including trade obligations. The Indenture does not restrict the incurrence of Senior Secured Indebtedness or other indebtedness by the Company or its subsidiaries. All indebtedness incurred from time to time under the Credit Facility will be Senior Secured Indebtedness. See "Risk Factors -- Subordination; No Limitation on Senior Secured Indebtedness" and "Risk Factors -- Holding Company Structure."

         The Debentures bear interest from February 25, 1998 at the rate per annum shown on the cover page of this Prospectus. Interest is payable semi-annually on June 30 and December 31 of each year, commencing June 30, 1998, to Holders of record at the close of business on the June 15 or December 15 preceding each such interest payment date. Principal of and interest on the Debentures is payable at the office of the Paying Agent. The Trustee will initially act as the Paying Agent. Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Debenture register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

         Debentures may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. The Company has initially appointed the Trustee to act as the Conversion Agent and Registrar.

         The Company does not intend to list the Debentures on any national securities exchange or to seek the admission thereof to trading in the Nasdaq system. The Initial Purchasers may make a market in the Debentures and the underlying Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market- making activities at any time without notice. In addition, such market-making activities are subject to limits imposed by the Exchange Act.

         Although prior to the registration of the Debentures under the Registration Statement the Debentures were designated for trading through The PORTAL Market, the Notes sold hereunder will no longer be eligible for trading through The PORTAL Market, and no assurance can be given that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Debentures may experience difficulty in reselling, or an inability to sell, the Debentures. If a market for the Debentures develops, any such market may be discontinued at any time. If a public trading market develops for the Debentures, future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Debentures may trade at a discount from their principal amount.

FORM AND DENOMINATION

         The Debentures have been issued in definitive registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Debentures sold to qualified institutional buyers (as defined under Rule 144A of the Securities Act) ("QIBs") have been registered in book-entry form and are represented by one or more global Debentures without coupons (each, a "Global Debenture") deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such Global Debenture is shown on, and transfers thereof is effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for Debentures in certificated form except in the limited circumstances described herein. No Debentures were initially sold to institutional investors that qualify as accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Institutional Accredited Investors") or in offshore transactions in reliance on Regulation S.

         No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Upon the issuance of the Global Debentures, DTC credited, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Debentures to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a Global Debenture is limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Ownership of beneficial interests in the Global Debentures is shown on, and the transfer of that ownership is effected through, records maintained by DTC (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).

         So long as DTC, or its nominee, is the registered owner or Holder of a Global Debenture, DTC or such nominee, as the case may be, is considered the sole owner or Holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Debenture may transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). If DTC or any successor depository notifies the Company that it is unwilling or unable to continue as depository for a Global Debenture or ceases to be a "clearing agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depository is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, owners of beneficial interests in such Global Debenture will receive physical delivery of Debentures in certificated form and will be considered to be the owners or Holders of such Debentures under the Indenture or the Debentures.

         Payments of interest on and the redemption price of the Global Debentures will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Debenture held by it or its nominee, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such Participants.

         Transfers between Participants in DTC are effected in accordance with DTC rules and are settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form.

         DTC will take any action permitted to be taken by a Holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more Participants to whose account interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the Global Debentures for Debentures in certificated form, which it will distribute to its Participants and which will be legended.

         In case any such Debenture shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and upon the Company's request the Trustee will authenticate and deliver a new Debenture, of like tenor and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such Debenture (upon surrender and cancellation thereof) or in lieu of and substitution for such Debenture. In case such Debenture is destroyed, lost or stolen, the applicant for a substituted Debenture shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Debenture, the applicant shall also furnish to the Company satisfactory evidence of the destruction, loss or theft of such Debenture and of the ownership thereof. Upon the issuance of any substituted Debenture, the Company may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organization (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in account of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks (including the Trustee), trust companies clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly of indirectly.

CONVERSION RIGHTS

         A Holder may, at any time prior to maturity, convert the principal amount of a Debenture (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"). The right to convert a Debenture called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date for such Debenture or such earlier date as the Holder presents the Debenture for redemption (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). A Debenture for which a Holder has delivered a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Business Day prior to the Change in Control Purchase Date in accordance with the Indenture.

         No payment or adjustment will be made for dividends or distributions with respect to shares of Common Stock issued upon conversion of a Debenture. Except as otherwise provided in the Indenture, interest accrued shall not be paid on Debentures converted; provided, however, interest accrued through February 24, 2001 shall be paid on any Debentures called for redemption and converted before June 16, 2001. If any Holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the related interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the Holder on such record date. However, in such event, unless such Debenture has been called for redemption, such Debenture, when surrendered for conversion, must be accompanied by delivery by such Holder of a check or draft payable in an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion, but a cash payment will be made for any fractional interest based upon the current market price of the Common Stock.

         The Conversion Price will be subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined,
(iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above), and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with (A) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a Subsidiary of the Company for Common Stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (B) all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10% of the Company's market capitalization on the Business Day immediately preceding the day on which the Company declares such distribution. In the event of a distribution pro rata to holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provisions so that each Holder who converts a Debenture (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

         Subject to any applicable right of the Holders upon a Change in Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the property and assets of the Company to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Debentures will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

         The term "all or substantially all" as used in the previous two paragraphs has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures were to assert that an adjustment to the conversion privilege of the Debentures was required under the Indenture and the Company were to contest such assertion, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders of the Debentures from successfully asserting that the Conversion Price is subject to adjustment or that the Debentures are convertible into other shares of stock and other securities and property that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

         Certain adjustments to the Conversion Price to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other property (including cash) to holders of the Common Stock may result in constructive distributions taxable as dividends to Holders of the Debentures. Similarly, if instead of adjusting the Conversion Price upon a pro rata distribution of rights to subscribe for additional shares of the Company's capital stock, as described above, the Company elects at such time to alter the consideration receivable by the Holders of the Debentures upon conversion to include the rights such Holders would have been entitled to if conversion had occurred prior to the record date for such distribution of rights, the alteration may result in constructive distributions taxable as dividends to Holders of the Debentures.

OPTIONAL REDEMPTION BY THE COMPANY

         The Debentures may not be redeemed at the option of the Company on or prior to February 26, 2001. Thereafter, the Debentures may be redeemed at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice by mail.

         The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on February 26 of the following years:

                                                               Redemption
                        Year                                     Price
                        ----                                   ----------
                        2001  . . . . . . . . . . . . . . .      102.53%
                        2002  . . . . . . . . . . . . . . .      101.88
                        2003  . . . . . . . . . . . . . . .      101.22
                        2004  . . . . . . . . . . . . . . .      100.56

in each case together with accrued interest up to but not including the Redemption Date.

    If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be of the portion selected for redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    In the event of a Change in Control (as defined below), each Holder will have the option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the Holder's Debentures as of the date that is 50 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Purchase Date.

    Within 20 Business Days after the occurrence of a Change in Control, the Company shall mail to the Trustee and to each Holder and cause to be published a written notice of the Change in Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the purchase of such Holder's Debentures.

    To exercise the purchase right upon a Change in Control, a Holder must deliver written notice of such exercise to the Paying Agent at any time prior to the close of business on the Business Day prior to the Change in Control Purchase Date, specifying the Debentures with respect to which the purchase right is being exercised. Such notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Business Day prior to the Change in Control Purchase Date.

    A Change in Control shall be deemed to have occurred if any of the following occurs after the initial issuance of the Debentures:

             (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors; or

             (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale, lease or exchange of all or substantially all of the property and assets of the Company (other than a merger which (x) does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) is effected primarily to change the jurisdiction of incorporation of the Company and results in reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity); or

             (iii) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on the date of execution of the Indenture, except that the Indenture requires that the number of shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other persons. As defined in the Indenture, "Unissued Shares" means shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a Change in Control and that, upon issuance, will entitle the holders thereof to vote generally in the election of directors.

     The term "all or substantially all" as used in clause (ii) of the definition of Change in Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders of the Debentures from successfully asserting that a Change in Control has occurred.

     The Company will comply with the provisions of Rule 13e-4 and Rule 14e-1 under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase Debentures at the option of the Holders upon a Change in Control.

     The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Company is not aware of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, nor is the Change of Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between the Company and the Initial Purchasers.

    Subject to the limitation on mergers and consolidations discussed below, the Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control under the Indenture, but that would increase the amount of Senior Secured Indebtedness (or other indebtedness) outstanding at such time or otherwise adversely affect the Holders of the Debentures. There will be no restrictions in the Indenture on the creation of additional Senior Secured Indebtedness (or other indebtedness) by the Company or its subsidiaries, and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures.

    If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control Purchase Price for all Debentures tendered by the Holders thereof. In addition, the Credit Facility, which constitutes Senior Secured Indebtedness, provides that a change in control (as described therein) will constitute an event of default thereunder, the occurrence of which would cause the repurchase of the Debentures, absent a waiver, to be blocked by the subordination provisions of the Debentures. Even if such event of default did not occur or was waived, the exercise by any Holder of Debentures of the right to require the Company to repurchase Debentures as a result of the occurrence of a Change in Control could create an event of default under Senior Secured Indebtedness or other senior indebtedness of the Company ranking pari passu in right of payment with the Debentures, as a result of which any repurchase could, absent a waiver, also be blocked by the subordination provisions of the Debentures. See "--Subordination of Debentures." Further, the terms of future Senior Secured Indebtedness or other future senior indebtedness of the Company ranking pari passu in right of payment with the Debentures could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Debentures when required will result in an Event of Default (as defined in the Indenture) whether or not such repurchase is permitted by the subordination provisions thereof.

    Other than granting Holders the option to require the Company to purchase all or part of their Debentures upon the occurrence of a Change in Control as described in "--Purchase of Debentures at the Option of Holders Upon a Change in Control,"the Indenture will not contain any covenants or other provisions designed to afford Holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings involving the Company.

SUBORDINATION OF DEBENTURES

    To the extent set forth in the Indenture, the Debentures are subordinated and subject in right of payment to the prior payment in full of all Senior Secured Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, assumed or guaranteed. Upon any payment or distribution of assets of the Company in any dissolution, winding-up, liquidation or reorganization of the Company (whether in an insolvency or bankruptcy proceeding or otherwise), all Senior Secured Indebtedness must be paid in full (including the principal thereof, interest thereon and fees and expenses relating thereto) before any payment is made in respect of the Debentures. In the event of a default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal or interest on or other discount due in respect of Senior Secured Indebtedness, no payment may be made by the Company in respect of the Debentures until payment in full of the Senior Secured Indebtedness then due or cure, waiver or cessation of the default. Upon a default with respect to any Senior Secured Indebtedness (other than a default in the payment of principal of or interest on Senior Secured Indebtedness) permitting a holder thereof to accelerate its maturity, and upon written notice of such default to the Trustee and the Company by any holder of such Senior Secured Indebtedness or its representative, then, unless and until such default has been cured, waived in writing or has ceased to exist, no payment may be made by the Company in respect of the Debentures; provided that nothing in the above-described provision will prevent the making of any payment in respect of the Debentures for a period of more than 180 days after the date such written notice of default is given unless the maturity of the Senior Secured Indebtedness has been accelerated, in which case no payment on the Debentures may be made until such acceleration has been waived or such Senior Secured Indebtedness has been paid in full. No such subordination will prevent the occurrence of any Event of Default with respect to the Debentures, but, as a result of these subordination provisions, in the event of insolvency, Holders may recover less ratably than other creditors of the Company.

    In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, in respect of the Debentures before all Senior Secured Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Secured Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Secured Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Secured Indebtedness.

    "Senior Secured Indebtedness" means the following, whether outstanding upon issuance of the Debentures or thereafter incurred or created: (a) the principal of and premium, if any, and interest on and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all indebtedness or obligations of the Company to any Person, including but not limited to banks and other lending institutions, whether under the Credit Facility or otherwise, for money borrowed or property acquired (other than that evidenced by the Debentures) or in respect of credit or other banking facilities evidenced by a note, bond, debenture, loan agreement, a lease intended as security or similar instrument or agreement (including purchase money obligations and noncontingent reimbursement obligations in respect of the amounts paid under letters of credit); (b) commitment or standby fees due and payable to lending institutions with respect to credit facilities available to the Company; (c) all noncontingent obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (ii) under interest rate swaps, caps, collars, options and similar arrangements and (iii) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge; (d) all obligations of the Company for the payment of money relating to a Capitalized Lease Obligation; (e) any liabilities of others described in the preceding clauses that the Company has guaranteed or which are otherwise its legal liability; and (f) renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee; provided that, such indebtedness and other obligations are not treated as "unsecured indebtedness" for purposes of Internal Revenue Code Section 279. Notwithstanding the proviso contained in the preceding sentence, all amounts owing by the Company under the Credit Facility and all renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any amounts owing under, or in connection with, the Credit Facility shall constitute "Senior Secured Indebtedness." Notwithstanding anything to the contrary in the Indenture or the Debentures, "Senior Secured Indebtedness" does not include (i) any indebtedness of the Company to any subsidiary of the Company or (ii) any indebtedness or other obligation of the Company that by its terms or the terms of the instrument creating or evidencing it is stated to be junior in right of payment to, or pari passu in right of payment with, the Debentures.

    By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Secured Indebtedness may receive more ratably, and holders of the Debentures may receive less ratably, than other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    The Indenture does not limit the amount of future or additional indebtedness, including Senior Secured Indebtedness, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness that any subsidiary can incur. All indebtedness of the Company incurred from time to time under the Company's Credit Facility will constitute Senior Secured Indebtedness. See "Capitalization."

EVENTS OF DEFAULT; NOTICE AND WAIVER

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee may, by notice to the Company, declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. Also, in such event, the Holders of at least 25% in principal amount of the Debentures then outstanding may notify the Company and the Trustee with respect thereto, and upon the request of such Holders, the Trustee shall declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on the Debentures then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

    The Indenture provides that the Holders of a majority in principal amount of the Debentures may on behalf of all Holders waive any existing default or Event of Default and its consequences except a default in the payment of principal of or accrued interest on the Debentures or any default in respect of any provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Debenture affected.

    The following are Events of Default under the Indenture: (i) failure of the Company to pay interest for 30 days after the same is due or failure to pay principal when due; (ii) failure of the Company to comply with any of its other agreements contained in the Debentures or the Indenture for 60 days after receipt of notice of such failure; (iii) default under any bond, debenture, note or other evidence of indebtedness for money borrowed of the Company having an aggregate outstanding principal amount in excess of $25 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and (iv) certain events of bankruptcy or insolvency, including without limitation appointment of a Custodian of the Company's property.

    The Trustee shall, within 90 days after the occurrence of any default known to it, give to the Holders notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the Debentures, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders.

    No Holder may pursue any remedy under the Indenture or the Debentures against the Company (except actions for payment of overdue principal or interest or for the conversion of the Debentures), unless (i) the Holder gives to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer satisfactory indemnity to the Trustee against any loss, liability or expense,
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and (v) the Trustee shall not have received during such 60-day period a contrary direction from the Holders of at least a majority in principal amount of the outstanding Debentures.

    The Company must deliver an Officer's Certificate to the Trustee within 90 days after the end of each fiscal year of the Company as to the signer's knowledge of the Company's compliance with all conditions and covenants on its part contained in the Indenture, and stating whether or not the signer knows of any default or Event of Default. If such signer knows of such a default or Event of Default, the Officer's Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

    The Company and the Trustee may amend or supplement the Indenture or the Debentures without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Debentures. The Holders of a majority in principal amount of the Debentures then outstanding may waive compliance in a particular instance by the Company with any provision of the Indenture or the Debentures without notice to any Holder. Without the consent of the Holder of each Debenture affected thereby, however, an amendment, supplement or waiver may not (i) reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest on any Debenture, (iii) reduce the principal of or premium on or change the fixed maturity of any Debenture or alter the redemption provisions with respect thereto in a manner adverse to the Holder thereof, (iv) alter the conversion provisions with respect to any Debenture in a manner adverse to the Holder thereof, (v) waive a default in the payment of the principal of or premium or interest on any Debenture, (vi) reduce the percentage of Debentures necessary to waive defaults or Events of Default or to amend or supplement the Indenture or the Debentures, (vii) modify the subordination provisions of the Indenture in a manner adverse to the Holders or (viii) make any Debenture payable in money other than that stated in the Debenture.

    The Company and the Trustee may amend or supplement the Indenture or the Debentures without notice to or consent of any Holder in certain events, such as to comply with the certain conversion, adjustment, liquidation and merger provisions described in the Indenture, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the Holders, to comply with the provisions of the Trust Indenture Act or to appoint a successor Trustee.

REGISTRATION RIGHTS

    The Company has entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company has agreed to file a registration statement (of which this Prospectus is a part) under the Securities Act within 60 days after the Closing Date to register resales of the Debentures and the shares of Common Stock into which the Debentures are convertible. The Company will use its reasonable efforts to have such registration statement declared effective as soon as practicable after it is filed and to keep it effective until the earliest of (i) two years after the latest date of original issuance of the Debentures, (ii) the date when all securities registrable thereunder (the "Registrable Securities") shall have been disposed of and (iii) the date on which the Debentures or the underlying Common Stock may be sold by non-affiliates of the Company pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company will provide to each holder of Registrable Securities copies of the prospectus which is a part of the registration statement, notify each holder when the registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations. At least five business days prior to any intended resale of Registrable Securities, the holder thereof must notify the Company of such intention and provide the Company with such information with respect to such holder and the intended distribution as may be reasonably required to amend the registration statement or supplement the prospectus. The Company will be permitted to suspend the use of the prospectus that is a part of such shelf registration statement for a period not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. If the shelf registration statement is not declared effective within 120 days after the Closing Date, or if the prospectus is unavailable for an aggregate period in excess of 60 days in any 12-month period (in each case, a "Registration Event"), the Company has agreed to pay liquidated damages to each Holder of the Debentures and each holder of the Common Stock issued upon conversion of the Debentures. The liquidated damages will accrue upon the occurrence of any Registration Event and until such time as there are no Registration Events which have occurred and are continuing at a rate equal to one-half of one percent (0.5%) per annum of the principal amount of the Debentures and will be payable on the interest payment dates for the Debentures.

    This summary of certain provisions of the Registration Rights Agreement is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of the form of which is available from the Company upon request.

DEFEASANCE

    The Indenture provides that (A) the Company will be discharged from all obligations in respect of the outstanding Debentures (except for certain obligations to register the transfer or exchange of Debentures, to replace stolen, lost or mutilated Debentures, to provide for conversion of Debentures, to maintain paying agents and hold money for repayment in trust, and to repurchase Debentures in the event of a Change in Control) or (B) the Company may omit to comply with certain restrictive covenants, but not including the obligation to provide for conversion of Debentures or repurchase Debentures in the event of a Change in Control, and that such omission will not be deemed to be an Event of Default, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the outstanding Debentures. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel to the Company provides that holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance has not occurred; (ii) no Event of Default (or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default) shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (iv) certain other customary conditions precedent are satisfied.

MERGERS AND CONSOLIDATIONS

    Subject to the right of the Holders to require the Company to purchase the Debentures in the event of a Change in Control, the Company may consolidate or merge with or into any other corporation, and the Company may transfer all or substantially all its property and assets to any other corporation, provided
(i) either the Company is the resulting or surviving corporation, or the successor corporation is a domestic corporation and the successor expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Debentures and performance and observance of every covenant of the Indenture, and (ii) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing. Thereafter, all obligations of the Company under the Indenture and the Debentures will terminate.

GOVERNING LAW

    The Indenture, the Debentures and the Registration Rights Agreement are governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Bankers Trust Company is the Trustee under the Indenture.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest and there exists a default with respect to the Debentures, it must eliminate such conflict or resign.

    The Holders of a majority in principal amount of all outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any law or the Indenture, is not unduly prejudicial to the rights of another Holder or the Trustee and does not involve the Trustee in personal liability.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions in effect as of the date of this Prospectus, all of which are subject to change (possibly with retroactive effect) or different interpretations.

    This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets, and that the Debentures are properly characterized as debt instruments for federal income tax purposes.

    For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, an estate the income of which is includible in income for United States federal income tax purposes regardless of its source, or a trust subject to primary supervision by a court in the United States and control by one or more United States fiduciaries.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF DEBENTURES

    Interest on Debentures. Interest on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or received. The Debentures are not being issued with original issue discount ("OID") within the meaning of the Code.

    Adjustments to Conversion Price. Adjustments to the conversion price as provided in the Indenture in most cases will not constitute a taxable event for a holder. However, certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed, taxable distribution to the holders of the Debentures when the conversion price is adjusted to reflect such a transaction.

    Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount realized (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder, increased by the amount of any market discount previously taken into income by the holder or decreased by any bond premium amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock generally will be capital gain or loss.

    Conversions of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures into shares of Common Stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will equal the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will include the period during which the holder held the Debentures prior to the conversion. Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.

    Market Discount. The resale of Debentures may be affected by the "market discount" provisions of the Code. Market discount on a Debenture will generally equal the amount, if any, by which the principal amount of the Debenture exceeds the holder's acquisition price. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" at the time of disposition. If a Debenture with accrued market discount is converted into Common Stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the Common Stock. Market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture or, at the election of the holder, under a constant-yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

    Amortizable Premium. A purchaser of a Debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the Debenture's maturity date under a constant-yield method that reflects semiannual compounding based on the Debenture's payment period. Amortizable premium, however, will not include any premium attributable to a Debenture's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Debenture's purchase price over what the Debenture's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a Debenture and not as a separate deduction.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

    Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if: such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code; and the beneficial owner, under penalty of perjury, certifies to the payor that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (i) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to the United States persons generally, or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

    Sale or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of Debentures or shares of Common Stock unless the gain is effectively connected with the conduct of a trade or business within the United

States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year. However, if the Company were to become a "United States real property holding corporation,"a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of Debentures or shares of Common Stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing required information to the IRS.

    Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.

    Dividends on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless (i) the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. Holders. Information reporting and backup withholding may apply to payments of principal, interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless, among other conditions, the U.S. Holder supplies a taxpayer identification number, and certain other information, certified under penalties of perjury, to the payor or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax.

    Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and dividends to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person. The 31% backup withholding tax will not apply to interest or dividends subject to the 30% withholding tax discussed above.

    The payment of the proceeds of the disposition of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides a required certification or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997 the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

             DESCRIPTION OF EXISTING SECURITIES AND CREDIT FACILITY

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 500,000 shares are designated the Series One Junior Participating Preferred Stock (the "Series One Preferred Stock"). As of December 31, 1997, there were 21,119,362 shares of Common Stock issued and outstanding.

    The following summary is qualified in its entirety by reference to the Company's Charter, Bylaws and the Stockholder Rights Agreement (the "Rights Agreement"), and each of the amendments thereto, between the Company and American Stock Transfer & Trust Company, as Rights Agent, copies of which are available from the Company upon request.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of the holders of the Preferred Stock, if any, then outstanding.

    Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking funds for any series of Preferred Stock.

PREFERRED SHARE PURCHASE RIGHTS

    On October 11, 1994, the Company's Board of Directors declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of Common Stock on such date and issued thereafter. As of May 19, 1997, each Right entitles the registered holder to purchase from the Company one one-hundred fiftieth of a share of Series One Preferred Stock, at a price of $30.00 per one one-hundred fiftieth of a share of Series One Preferred Stock (the "Purchase Price"), subject to further adjustment under certain circumstances. The following summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and each of the amendments thereto.

    The Rights attach to all certificates representing outstanding shares of Common Stock and no separate rights certificates have been distributed. Until the earlier to occur of (i) 30 days following a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) 30 days following the commencement or announcement of an intention to make a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares (the earlier of such dates being called the "Distribution Date") or earlier redemption or expiration of the Rights, (a) the Rights will be evidenced, with respect to the shares of Common Stock outstanding, by the certificates representing such shares and will be transferred with and only with the Common Stock, (b) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference, and (c) the surrender for transfer of any certificates representing shares of Common Stock outstanding will also constitute the transfer of the Rights associated with such shares of Common Stock. As soon as practicable following the Distribution Date, separate certificates representing the Rights

("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 11, 2004, unless the expiration date is extended or unless the Rights are earlier redeemed by the Company as described below.

    The Purchase Price payable, and the number of one one-hundred fiftieth of a share of Series One Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to further adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series One Preferred Stock, (ii) upon the grant to holders of Series One Preferred Stock of certain rights or warrants to subscribe for Series One Preferred Stock or convertible securities at less than the current share market price of the Series One Preferred Stock, or (iii) upon the distribution to holders of Series One Preferred Stock of evidence of indebtedness or assets of the Company (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or dividends payable in Series One Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundred fiftieth of a share of Series One Preferred Stock issuable upon exercise of each Right are also subject to further adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    With certain exceptions, in the event (i) the Company is acquired in a merger or other business combination transaction or (ii) more than 50% of the Company's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company that, at the time of such transaction, would have a market price (as defined in the Rights Agreement) of two times the Purchase Price of the Right. In the event any person acquires 20% or more of the Company's outstanding Common Stock, each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or cash, other securities or property) having a market price (as defined in the Rights Agreement) of two times the Purchase Price of the Right.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price. No fractional shares (other than fractions that are integral multiples of one-hundred fiftieth of a share of Series One Preferred Stock, which may, at the Company's election, be evidenced by depositary receipts) will be issued, and, in lieu thereof, a payment in cash will be made.

    At any time prior to 30 days after such time as any person or group has become an Acquiring Person (or a longer period if the Board of Directors extends such period), the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). In certain circumstances, the decision to redeem the Rights requires the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement). Immediately upon the action of the Board of Directors electing to redeem the Rights, a holder's right to exercise the Rights will terminate and he or she will only be entitled to receive the Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    With certain exceptions, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights upon the approval of a majority of the Continuing Directors.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the 30th day following the Distribution Date or (ii) ten years from the date the Rights are first issued, redeem all, but not less than all, of the then outstanding Rights at $0.01 per Right.

CREDIT FACILITY

    As amended on February 19, 1998, the Credit Facility provides for a $225 million revolving line of credit for acquisition financing and general corporate purposes. The Tranche A commitments provide for $150 million expiring September 2, 2002. The Tranche B commitments provide for $75 million expiring September 1, 1998, subject to annual renewal options.

    Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) the prime rate or (ii) the London Interbank Offered Rate plus an applicable margin, depending on the Company's Leverage Ratio, as defined. The weighted average interest rates on amounts borrowed under the Credit Facility were 6.83% and 6.39% at December 31, 1997 and December 31, 1996, respectively.

    The Credit Facility contains customary restrictive covenants, permits the payment of dividends by the Company to its stockholders only to the extent the Company maintains a specified net worth and requires the Company to maintain certain financial ratios. The Credit Facility is guaranteed by substantially all of the Company's subsidiaries and is collateralized by a pledge of the stock of certain of the Company's subsidiaries. Any amounts repaid under the Credit Facility are available for future borrowings subject to the Company's compliance with conditions precedent on such date, including the accuracy of the Company's representations and warranties and absence of defaults.

                            SELLING SECURITYHOLDERS

    The following table sets forth information with respect to the Selling Securityholders as of April 17, 1998 and the respective principal amounts of Debentures beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

                                                                                         NUMBER OF SHARES OF
                                                           PRINCIPAL AMOUNT                 COMMON STOCK
                                                           OF DEBENTURES                 BENEFICIALLY OWNED
                                                           BENEFICIALLY OWNED                AND OFFERED
                  SELLING SECURITYHOLDER                   AND OFFERED HEREBY               HEREBY (1)(2)
 -------------------------------------------------         ------------------            -------------------
 OCM Convertible Trust . . . . . . . . . . . . . .             $1,450,000                      53,525
 Delta Air Lines Master Trust  . . . . . . . . . .                800,000                      29,531
 State Employees Retirement Plan of the State
     of Delaware . . . . . . . . . . . . . . . . .                350,000                      12,919
 State of Connecticut Combined Investment Funds  .              1,250,000                      46,142
 Partner Reinsurance Company Ltd.  . . . . . . . .                250,000                       9,228
 Chrysler Corporation Master Retirement Trust  . .              1,000,000                      36,913
 Combined Insurance Company of America . . . . . .                500,000                      18,456
 Ratheon Company Master Pension Trust  . . . . . .                500,000                      18,456
 Vanguard Convertible Securities Fund, Inc.  . . .                900,000                      33,222
 Northwestern Mutual Life Insurance Company (3)  .              7,000,000                     258,397
 High Bridge Capital Corporation . . . . . . . . .              7,000,000                     258,397
 Phoenix Convertible Fund  . . . . . . . . . . . .              2,500,000                      92,284
 AIM Balanced Fund (4) . . . . . . . . . . . . . .              2,500,000                      92,284
 AIM VI Growth & Income (4)  . . . . . . . . . . .              2,000,000                      73,827
 AIM Charter Fund (4)  . . . . . . . . . . . . . .             10,000,000                     369,139
 Silverton International Fund Limited  . . . . . .              1,875,000                      69,213
 Hatchbeam & Co. . . . . . . . . . . . . . . . . .                250,000                       9,228
 General Motors Employees Domestic Group
     Pension Trust . . . . . . . . . . . . . . . .              5,523,000                     203,875
 General Motors Foundation . . . . . . . . . . . .                203,000                       7,493
 Motor Insurance Corporation . . . . . . . . . . .              1,274,000                      47,028
 CFW-C, L.P. . . . . . . . . . . . . . . . . . . .              7,500,000                     276,854
 Merrill Lynch Pierce Fenner & Smith
     Incorporated  . . . . . . . . . . . . . . . .              4,320,000                     159,468
 HSBC Securities Inc.  . . . . . . . . . . . . . .              1,350,000                      49,833
 Paloma Securities L.L.C.  . . . . . . . . . . . .              2,275,000                      83,979
 Mainstay Convertible Fund . . . . . . . . . . . .              4,500,000                     166,112
 Chase Manhattan N.A., Trustee for IBM
     Retirement Fund . . . . . . . . . . . . . . .              3,825,000                     141,196
 Bankers Trust, Trustee for Chrysler Corporation
     Employee #1 Pension Plan dated 4/1/89 . . . .              2,310,000                      85,271
 State Street Bank, Custodian for GE
     Pension Trust . . . . . . . . . . . . . . . .              1,200,000                      44,296
 Franklin & Marshall College . . . . . . . . . . .                165,000                       6,090
 Deeprock & Co.  . . . . . . . . . . . . . . . . .              1,500,000                      55,370

                                                                                         NUMBER OF SHARES OF
                                                           PRINCIPAL AMOUNT                 COMMON STOCK
                                                           OF DEBENTURES                 BENEFICIALLY OWNED
                                                           BENEFICIALLY OWNED                AND OFFERED
                  SELLING SECURITYHOLDER                   AND OFFERED HEREBY               HEREBY (1)(2)
 -------------------------------------------------         ------------------            -------------------
 Lehman Brothers International (Europe)  . . . . .             20,500,000                     756,736
 McMahon Securities Company, L.P.  . . . . . . . .                100,000                       3,691
 Argent Classic Convertible Arbitrage Fund L.P.  .              4,500,000                     166,112
 J. P. Morgan & Co., Inc.  . . . . . . . . . . . .              6,000,000                     221,483
 TQA Vantage Fund, Ltd.  . . . . . . . . . . . . .              2,300,000                      84,902
 Laterman Strategies 90's L.L.C. . . . . . . . . .                400,000                      14,765
 Laterman & Co.  . . . . . . . . . . . . . . . . .                250,000                       9,228
 Deutsche Bank A.G.  . . . . . . . . . . . . . . .              1,200,000                      44,296
 Bankers Trust International . . . . . . . . . . .              3,000,000                     110,741
 California Public Retirement System . . . . . . .              4,250,000                     156,884
 Dean Witter Convertible Securities Trust  . . . .              3,000,000                     110,741
 Any Other Holder of Debentures or Future
     Transferee From Any Such Holder (5) (6) . . .             22,180,000                     818,781
                                                           --------------                ------------

        TOTAL: . . . . . . . . . . . . . . . . . .         $  143,750,000                   5,306,386
                                                           ==============                ============

-----------------
(1) Includes shares of Common Stock issuable upon conversion of the Debentures.
(2) Assumes a conversion price of $27.09 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.
(3) Includes $250,000 in principal amount held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.
(4) Information excludes 1,363,100 shares of Common Stock reported as beneficially owned by AMVESCAP PLC, a parent holding company, and group members including AIM Management Group Inc., as reported in the amended
     Schedule 13G filed with the Securities and Exchange Commission on February 2, 1998.
(5) Information concerning other Selling Securityholders will be set forth in Prospectus Supplements from time to time, if required. Only Selling Securityholders specifically identified above who beneficially own the Debentures set forth opposite their name may sell such Debentures or Common Stock pursuant to this Prospectus.
(6) Assumes that any other holders of Debentures or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Debentures at the initial conversion rate.

     The Debentures offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Debentures since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Debentures that they hold and/or the Common Stock issuable upon conversion thereof pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Securityholders upon the termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

     From time to time, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated have provided, and continue to provide, investment banking services to the Company, for which they have received or will receive customary fees. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the last three years.

     The Company will pay the expenses of registering the Debentures and Common Stock being sold hereunder.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Debentures and Common Stock offered hereby. The Debentures and Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Debentures and Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures and Common Stock for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Debentures and Common Stock may be deemed to be "underwriters,"and any profits on the sale of the Debentures and Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 178 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Debentures and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Debentures and Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Debentures and Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Debentures and Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Debentures and Common stock. In addition, the Debentures and Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Debentures and Common Stock by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Debentures and Common Stock offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Debentures and Common Stock by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and Common Stock to engage in market-making activities with respect to the particular Debentures and Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Debentures and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and Common Stock.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Debentures by the Company, the Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Debentures and Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealer and agents. In addition, pursuant to the Registration Rights Agreement, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Merrill, Lynch, Pierce Fenner & Smith Incorporated has provided investment banking services to the Company, including the offering and sale of the Debentures and the Company's Common Stock, for which it received reasonable and customary fees.


                                 LEGAL MATTERS

     The validity of the issuance of the Debentures and the underlying Common Stock offered hereby has been passed upon for the Company by Andrews & Kurth L.L.P.

                                    EXPERTS

     The consolidated balance sheet of the Company as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1997 included in this Prospectus, and the consolidated financial statement schedule of the Company for each of the three years in the period ended December 31, 1997 incorporated by reference in this prospectus, have been included or incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                     ===================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR AND SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          -------------------------


                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
                    Available Information . . . . . . . .       2
                    Incorporation of Certain Documents
                       by Reference . . . . . . . . . . .       2
                    Summary . . . . . . . . . . . . . . .       3
                    Risk Factors  . . . . . . . . . . . .       6
                    Ratio of Earnings to Fixed Charges  .      10
                    Use of Proceeds . . . . . . . . . . .      10
                    Description of Debentures . . . . . .      11
                    Certain Federal Income Tax
                       Consequences . . . . . . . . . . .      23
                    Description of Existing Securities
                       and Credit Facility  . . . . . . .      27
                    Selling Securityholders . . . . . . .      30
                    Plan of Distribution  . . . . . . . .      33
                    Legal Matters . . . . . . . . . . . .      34
                    Experts . . . . . . . . . . . . . . .      34

                      ==================================

                      ===================================

                                    EQUITY
                                 CORPORATION
                                INTERNATIONAL



                                 $143,750,000

                              4 1/2% CONVERTIBLE
                           SUBORDINATED DEBENTURES
                                   DUE 2004

                                     AND

                            COMMON STOCK ISSUABLE
                           UPON CONVERSION THEREOF

                                  ----------
                                  PROSPECTUS
                                  ----------



                                           , 1998
                     ===================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses to be paid by the registrant in connection with this offering other than underwriting discounts and commissions, if any, are estimated as follows:

     Securities and Exchange Commission registration fee . . . . .        $   42,407
     New York Stock Exchange listing fee for the Common Stock  . .            15,600
     Accounting fees and expenses  . . . . . . . . . . . . . . . .             5,000
     Legal fees and expenses . . . . . . . . . . . . . . . . . . .            10,000
     Miscellaneous fees and expenses . . . . . . . . . . . . . . .             6,993
                                                                          ----------
                                Total . . . . . . . . . . .  . . .        $   80,000
                                                                          ==========

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Delaware General Corporation Law

    Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    Amended and Restated Certificate of Incorporation

    Paragraph 13 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

    Amended and Restated Bylaws

    Article VIII of the Company's Amended and Restated Bylaws further provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law. The Company is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings.

    Indemnification Agreements

    The Company has entered into indemnification agreements with each of its directors and executive officers, which agreements contain provisions indemnifying such parties against certain liabilities within the scope required by the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

    Insurance

    The Company maintains directors' and officers' liability insurance covering such persons in their official capacities with the Company and its subsidiaries.

ITEM 16.         LIST OF EXHIBITS.


   4.1 -- Purchase Agreement dated February 19, 1998 between the Company, Merrill, Lynch & Co., ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers").
   4.2 -- Registration Rights Agreement dated February 25, 1997 between the Company and the Initial Purchasers.
   4.3 -- Indenture dated February 25, 1998 between the Company and Bankers Trust Company.
   4.4 -- Specimen of 4 1/2% Convertible Subordinated Debentures due 2004 issued by the Company.
   4.5* -- Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052).
   4.6*  --  Amended and Restated Bylaws (Incorporated by reference to Exhibit
             4.3 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).
   4.7*  --  Certificate of Designation of the Series One Junior Participating
             Preferred Stock (filed as Exhibit 4.2 to Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).
   4.8*  --  Stockholder Rights Agreement, dated October 13, 1994, between the
             Company and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.2 to Company's Annual Report on Form 10-K for the year ended December 31, 1994)
   4.9*  --  Form of Rights Certificate (filed as Exhibit 4.2 to the Company's
             Annual Report on 10-K for the year ended December 31, 1994)
   4.10* -- First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the Company and American Stock Transfer & Trust Company as Rights Agent (filed as Exhibit 6 to the Company's Registration Statement on Form 8-A/A) (Amendment No. 2).
   4.11* -- Second Amendment to Stockholder Rights Agreement, dated as of April 17, 1997, between the Company and American Stock Transfer & Trust Company as Rights Agent (filed as Exhibit 4.6 to the Company's Registration Statement on Form 8-A/A) (Amendment No. 3) dated May 19, 1997).
   5.1   --  Opinion of Andrews & Kurth L.L.P.
  12.1   --  Computation of Ratio of Earnings to Fixed Charges
  23.1   --  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
  23.2   --  Consent of Coopers & Lybrand L.L.P.
  24.1   --  Powers of attorney (included on the signature page contained in
             Part II of this Registration Statement)
  25.1   --  Statement of Eligibility and Qualification under the Trust
             Indenture Act of 1939 of a corporation designated to act as a Trustee on Form T-1 by Bankers Trust Company.
  27.1*  --  Financial Data Schedule.  (Incorporated by reference to Exhibit
             27 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

-----------
  *Incorporated herein by reference to the indicated filing.

ITEM 17.     UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (ii) to include any prospectus required in Section 10(a)(3) of the Securities Act;
(iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding in the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iv) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; that paragraphs (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities sand Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lufkin, State of Texas, on the 23rd day of April, 1998.

                               EQUITY CORPORATION INTERNATIONAL



                               By:       /s/ James P. Hunter, III
                                  -------------------------------------------
                                             James P. Hunter, III
                                     President and Chief Executive Officer


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James P. Hunter, III and W. Cardon Gerner, and each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                        TITLE                              DATE
            ---------                        -----                              ----
   /s/ James P. Hunter, III     Chairman of the Board, President            April 23, 1998
  --------------------------    and Chief Executive Officer
       James P. Hunter, III     (Principal executive officer)


   /s/ W. Cardon Gerner        Senior Vice President - Chief Financial      April 23, 1998
  --------------------------   Officer  (Principal financial and
       W. Cardon Gerner        accounting officer)


   /s/ Bob Bullock             Director                                     April 23, 1998
  --------------------------
       Bob Bullock


   /s/ J. Patrick Doherty      Director                                     April 23, 1998
  --------------------------
       J. Patrick Doherty


   /s/ Jack T. Hammer          Director                                     April 23, 1998
  --------------------------
       Jack T. Hammer


   /s/ Thomas R. McDade        Director                                     April 23, 1998
  --------------------------
       Thomas R. McDade


   /s/ Kenneth W. Smith        Director                                     April 23, 1998
  --------------------------
       Kenneth W. Smith



                              INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                          DESCRIPTION
 -------                         -----------
   4.1   --  Purchase Agreement dated February 19, 1998 between the Company, Merrill, Lynch & Co., ABN AMRO Incorporated
             and Morgan Stanley & Co. Incorporated (the "Initial Purchasers").
   4.2   --  Registration Rights Agreement dated February 25, 1997 between the Company and the Initial Purchasers.
   4.3   --  Indenture dated February 25, 1998 between the Company and Bankers Trust Company.
   4.4   --  Specimen of 4  1/2% Convertible Subordinated Debentures due 2004 issued by the Company.
   4.5*  --  Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 to the
             Company's Registration Statement on Form S-8 (Reg. No. 33-98052).
   4.6*  --  Amended and Restated Bylaws (Incorporated by reference to Exhibit 4.3 to the Company's Registration
             Statement on Form S-8 (Reg. No. 33-98052)).
   4.7*  --  Certificate of Designation of the Series One Junior Participating Preferred Stock (filed as Exhibit 4.2 to
             Company's Registration Statement on Form S-8 (Reg. No. 33-98052)).
   4.8*  --  Stockholder Rights Agreement, dated October 13, 1994, between the Company and American Stock Transfer &
             Trust Company, as Rights Agent (filed as Exhibit 4.2 to Company's Annual Report on Form 10-K for the year ended December 31, 1994)
   4.9*  --  Form of Rights Certificate (filed as Exhibit 4.2 to the Company's Annual Report on 10-K for the year ended
             December 31, 1994)
   4.10* --  First Amendment to Stockholder Rights Agreement, dated September 10, 1996, between the Company and American
             Stock Transfer & Trust Company as Rights Agent (filed as Exhibit 6 to the Company's Registration Statement on Form 8-A/A) (Amendment No. 2).
   4.11* --  Second Amendment to Stockholder Rights Agreement, dated as of April 17, 1997, between the Company and
             American Stock Transfer & Trust Company as Rights Agent (filed as  Exhibit 4.6 to the Company's
             Registration Statement on Form 8-A/A) (Amendment No. 3) dated May 19, 1997).
   5.1   --  Opinion of Andrews & Kurth L.L.P.
  12.1   --  Computation of Ratio of Earnings to Fixed Charges
  23.1   --  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
  23.2   --  Consent of Coopers & Lybrand L.L.P.
  24.1   --  Powers of attorney (included on the signature page contained in Part II of this Registration Statement)
  25.1   --  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a corporation designated to act as a Trustee on Form T-1 by Bankers Trust Company.
  27.1*  --  Financial Data Schedule.  (Incorporated by reference to Exhibit 27 to the Company's Annual Report on Form
             10-K for the fiscal year ended December 31, 1997).

-------------
  *Incorporated herein by reference to the indicated filing.